UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                               (Amendment No.1)*

                               Telekom Austria AG
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         ORDINARY SHARES, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87943Q109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]    Rule 13d-1(b)

       [ ]    Rule 13d-1(c)

       [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 87943Q109
--------------------------------------------------------------------------------
   1.  Names of Reporting Persons
       I.R.S. Identification Nos. of Above Persons (entities only)

       Osterreichische Industrieholding AG
--------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  X

           (b)  NOT APPLICABLE
--------------------------------------------------------------------------------
     3.    SEC Use Only
--------------------------------------------------------------------------------
     4.    Citizenship or Place of Organization  Austria
--------------------------------------------------------------------------------

                  5.   Sole Voting Power         0
Number of       ----------------------------------------------------------------
Shares Bene-
ficially          6.   Shared Voting Power       309,789,053*
Owned by Each   ----------------------------------------------------------------
Reporting
Person With       7.   Sole Dispositive Power    235,871,988
                ----------------------------------------------------------------
                  8.   Shared Dispositive Power  0
--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person 309,789,053*
--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)  62.0%
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)        CO
--------------------------------------------------------------------------------


---------
* This total represents the aggregate amount of shares owned by the group. Osterreichische Industrieholding AG ("OIAG") individually owns 235,871,988 shares, or 47.2% of the class and pursuant to Rule 13d-4 disclaims beneficial ownership of the shares held by the other group members.

CUSIP NO.        87943Q109
--------------------------------------------------------------------------------
   1.  Names of Reporting Persons
       I.R.S. Identification Nos. of Above Persons (entities only)

       Olivetti S.p.A.
--------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  X

           (b)  NOT APPLICABLE
--------------------------------------------------------------------------------
   3.    SEC Use Only
--------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization   Italy
--------------------------------------------------------------------------------

                  5.   Sole Voting Power         0
                ----------------------------------------------------------------
Number of
Shares Bene-      6.   Shared Voting Power       309,789,053*
ficially        ----------------------------------------------------------------
Owned by Each
Reporting         7.   Sole Dispositive Power    73,917,065
Person With     ----------------------------------------------------------------

                  8.   Shared Dispositive Power  0
--------------------------------------------------------------------------------

   9. Aggregate Amount Beneficially Owned by Each Reporting Person  309,789,053*
--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)     62.0%
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)      HC, CO
--------------------------------------------------------------------------------


---------
* This total represents the aggregate amount of shares owned by the group. Olivetti S.p.A., Telecom Italia S.p.A., and Telecom Italia International N.V. together own 73,917,065, or 14.8% of the class, and pursuant to Rule 13d-4 they disclaim beneficial ownership of the shares held by OIAG.

CUSIP NO. 87943Q109
--------------------------------------------------------------------------------
   1.  Names of Reporting Persons
       I.R.S. Identification Nos. of Above Persons (entities only)

       Telecom Italia S.p.A.
--------------------------------------------------------------------------------
   2.    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  X

           (b)  NOT APPLICABLE
--------------------------------------------------------------------------------
   3.    SEC Use Only
--------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization    Italy
--------------------------------------------------------------------------------

                  5.   Sole Voting Power          0
                ----------------------------------------------------------------
Number of
Shares Bene-      6.   Shared Voting Power        309,789,053*
ficially        ----------------------------------------------------------------
Owned by Each
Reporting         7.   Sole Dispositive Power     73,917,065
Person With     ----------------------------------------------------------------

                  8.   Shared Dispositive Power   0
--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person 309,789,053*
--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9)  62.0%
--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions)    HC, CO
--------------------------------------------------------------------------------


---------
* This total represents the aggregate amount of shares owned by the group. Olivetti S.p.A., Telecom Italia S.p.A., and Telecom Italia International N.V. together own 73,917,065, or 14.8% of the class, and pursuant to Rule 13d-4 they disclaim beneficial ownership of the shares held by OIAG.

CUSIP NO.  87943Q109
--------------------------------------------------------------------------------
   1.  Names of Reporting Persons
       I.R.S. Identification Nos. of Above Persons (entities only)

       Telecom Italia International N.V.
--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  X

           (b)  NOT APPLICABLE
--------------------------------------------------------------------------------
   3.    SEC Use Only
--------------------------------------------------------------------------------
   4.    Citizenship or Place of Organization  The Netherlands
--------------------------------------------------------------------------------

                  5.   Sole Voting Power         0
                ----------------------------------------------------------------
Number of
Shares Bene-      6.   Shared Voting Power       309,789,053*
ficially        ----------------------------------------------------------------
Owned by Each
Reporting         7.   Sole Dispositive Power    73,917,065
Person With     ----------------------------------------------------------------

                  8.   Shared Dispositive Power  0
--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person  309,789,053*
--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11.   Percent of Class Represented by Amount in Row (9)  62.0%
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)     HC
--------------------------------------------------------------------------------


---------
* This total represents the aggregate amount of shares owned by the group. Olivetti S.p.A., Telecom Italia S.p.A., and Telecom Italia International N.V. together own 73,917,065, or 14.8% of the class, and pursuant to Rule 13d-4 they disclaim beneficial ownership of the shares held by OIAG.

     This Amendment No. 1 ("Amendment No. 1") amends and supplements the
Schedule 13G of Osterreichische Industrieholding AG, a company incorporated under the laws of the Republic of Austria ("OIAG"), Olivetti S.p.A., a company incorporated under the laws of the Republic of Italy ("Olivetti"), Telecom Italia S.p.A., a company incorporated under the laws of the Republic of Italy ("Telecom Italia") and STET International Netherlands N.V., a company incorporated under the laws of The Netherlands ("STET International Netherlands"), jointly filed with the U.S. Securities and Exchange Commission on February 14, 2001 (the "Schedule 13G"), with respect to the ordinary shares of Telekom Austria AG, a company incorporated under the laws of the Republic of Austria ("Telekom Austria"), beneficially owned by OIAG, Olivetti, Telecom Italia and STET International Netherlands. Effective May 15, 2002, STET International Netherlands changed its name to Telecom Italia International N.V. ("Telecom Italia International", and together with Olivetti and Telecom Italia, the "Olivetti Group companies").

Item 1.
(a)  Name of Issuer:
     Telekom Austria AG

(b)  Address of Issuer's Principal Executive Offices:
     Schwarzenbergplatz 3, 1010 Vienna, Austria

Item 2.

(a)  Name of Person Filing:
     See cover pages Item 1.

(b)  Address of Principal Business Office or, if none, Residence:
     See Exhibit II.

(c)  Citizenship:
     See cover pages Item 4.

(d)  Title of Class of Securities:
     ORDINARY SHARES, NO PAR VALUE

(e)  CUSIP Number:
     87943Q109

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

N/A

Item 4.  Ownership

          (a)  Amount beneficially owned: 309,789,053

          (b)  Percent of class: 62.0%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: 0

               (ii) Shared power to vote or to direct the vote: 309,789,053

               (iii) Sole power to dispose or to direct the disposition of:
                     See cover pages Item 7.

               (iv) Shared power to dispose or to direct the disposition of: 0

     These totals represent the aggregate amount of shares owned by the group. Olivetti, Telecom Italia and Telecom Italia International together own 73,917,065 shares, or 14.8% of the class, and pursuant to Rule 13d-4 they disclaim beneficial ownership of the shares held by OIAG. OIAG individually owns 235,871,988 shares, or 47.2% of the class and pursuant to Rule 13d-4 disclaims beneficial ownership of the shares held by other group members.

Item 5.  Ownership of Five Percent or Less of a Class

         N/A.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         N/A

Item 8.  Identification and Classification of Members of the Group

         See Exhibit II.

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2003





                                  Osterreichische Industrieholding AG
                        --------------------------------------------------------


                                       /s/ Evelyn Haas-Lassnigg
                                           /s/ Gunter Riemer
                        --------------------------------------------------------
                                              (Signature)


                                Dr. Evelyn Haas-Lassnigg, Legal Counsel
                                  Dr. Gunter Riemer, General Counsel
                        --------------------------------------------------------
                                             (Name/Title)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Dated:  February 14, 2003                   OLIVETTI S.p.A.


                                              By:  /s/ Loris Bisone
                                                  ------------------------------
                                              Name: Loris Bisone
                                              Title:   General Counsel


                                              TELECOM ITALIA S.p.A.


                                              By:  /s/ Loris Bisone
                                                  ------------------------------
                                              Name: Loris Bisone
                                              Title: Authorized Representative


                                              TELECOM ITALIA
                                              INTERNATIONAL N.V.


                                              By:  /s/Loris Bisone
                                                  ------------------------------
                                              Name: Loris Bisone
                                              Title:   Authorized Representative

                                 EXHIBIT INDEX


 EXHIBIT I Schedule 13G, previously filed with the Securities and Exchange Commission on February 14, 2001 in paper format. This exhibit restates the text of Schedule 13G in accordance with Rule 13d-2(e).

 EXHIBIT II     Address of Each Group Member

 EXHIBIT III    Power of Attorney